Exhibit 19.1

CRYO-CELL INTERNATIONAL, INC. INSIDER TRADING POLICY

1. PURPOSE

This Insider Trading Policy (the “Policy”) is designed to promote compliance with U.S. securities laws and prevent insider trading on the basis of material nonpublic information (“MNPI”). Unlawful insider trading occurs when a person uses MNPI obtained through employment or other involvement with a company to make decisions to purchase, sell or otherwise engage in transactions in that company’s securities or to provide that information to others outside the company. The prohibitions against insider trading apply to trading or otherwise transacting in the company’s securities, tipping and making recommendations to engage in transactions by virtually any person, including all persons associated with the company, if the information involved is “material” and “non-public.”

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material.

Information that has not been disclosed to the public is generally considered to be nonpublic information.

This Policy applies to trading in the Company’s securities and, in certain cases, the securities of other companies.

2. PERSONS COVERED

This Policy applies to:

• Directors and executive officers

• Employees, consultants and contractors with access to confidential information

• Immediate family members and entities controlled by the above

(collectively, “Covered Persons”).

3. CORE PROHIBITION

Covered Persons may not:

• Trade Company securities while aware of MNPI

• Share MNPI with others who may trade (“tipping”) and Covered Persons must not recommend or suggest that another person buy or sell Company securities while the Covered Person is aware of material nonpublic information

• Trade securities of partners, vendors, or competitors based on MNPI

Information is material if a reasonable investor would consider it important. Information remains nonpublic until broadly disclosed and one full trading day has passed.

4. TRADING WINDOWS & BLACKOUT PERIOD

Covered Persons may not trade Company securities:

• Beginning 15 days prior to the public release of quarterly or annual earnings

• Ending after one full trading day following the release

Special blackout periods may be imposed at any time if significant developments occur.

Trading is always prohibited while aware of MNPI regardless of blackout status.

5. PRE‑CLEARANCE

Directors and executive officers must obtain pre‑clearance before trading from the Chairman, the CEO (or Co-CEO) or the Policy Administrator, who will be appointed by the Board and continue to serve until replaced. Pre-clearance will generally remain valid for up to 15 trading days unless earlier revoked. Approval does not permit trading while in possession of material nonpublic information, and clearance may be withdrawn at any time.

6. RULE 10b5‑1 TRADING PLANS

Directors and executive officers may use Rule 10b5‑1 trading plans subject to:

• Adoption only when not aware of MNPI

• Required SEC cooling‑off periods

• No overlapping plans

• Approval prior to adoption or modification

7. PROHIBITED TRANSACTIONS

Covered Persons may not engage in the following transactions in the securities of the Company, except with prior written approval from the Chairman, the CEO (or Co-CEO) or the Policy Administrator. Any approval does not permit trading while aware of material nonpublic information.

• Short sell Company securities

• Trade puts, calls, or derivatives on Company stock

• Engage in hedging or monetization transactions involving Company securities

• Pledge Company stock as collateral or hold shares in margin accounts

8. COMPANY TRADING

Any Company share repurchases or sales must be approved by the Board or authorized officers and conducted in compliance with applicable securities laws. The Company will not purchase or sell its securities while aware of material nonpublic information except pursuant to an applicable Rule 10b5-1 trading plan or other permitted securities law exemptions.

9. CONFIDENTIALITY

Confidential information must be protected and shared only for legitimate business purposes.

10. REPORTING CONCERNS

Questions should be directed to the Policy Administrator.

11. POST TERMINATION OBLIGATIONS

This Policy continues to apply after a person’s relationship with the Company ends until any material nonpublic information known to that person has become public.

12. CONSEQUENCES

Violations may result in termination, civil liability, criminal penalties, and regulatory referral.

13. ADMINISTRATION

The Chairman, the CEO (or Co-CEO) or the Policy Administrator will administer this Policy.

Adopted by the Board of Directors on February 25, 2026.